For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2022 First Quarter Results

- First quarter records for sales, segment operating margins, net income and EPS
- Sales increased 17% to $3.76 billion, organic sales increased 16%
- Segment operating margin was 19.7% as reported, or 22.0% adjusted
- Net income was $451.2 million; EPS was $3.45 as reported, or $4.26 adjusted
- EBITDA margin was 20.6% as reported, or 22.1% adjusted
- Company increases fiscal 2022 EPS guidance

CLEVELAND, November 4, 2021 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2022 first quarter ended September 30, 2021. Fiscal 2022 first quarter sales were a first quarter record at $3.76 billion, an increase of 17% compared with $3.23 billion in the first quarter of fiscal 2021. Net income was also a first quarter record at $451.2 million, an increase of 41% compared with $319.8 million in the prior year quarter. Fiscal 2022 first quarter earnings per share were also a first quarter record at $3.45, an increase of 41% compared with $2.45 in the first quarter of fiscal 2021. Adjusted earnings per share increased 40% to $4.26 compared with adjusted earnings per share of $3.05 in the prior year quarter. Fiscal year-to-date cash flow from operations was $424.4 million, or 11.3% of sales, compared with $737.4 million in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“We delivered impressive results in the quarter,” said Chairman and Chief Executive Officer, Tom Williams. "Our performance demonstrated operational discipline and agility in a challenging manufacturing environment that coupled increased demand with labor and supply chain constraints. We achieved first quarter records for sales, segment operating margins, net income and earnings per share. Adjusted total segment operating margin and adjusted EBITDA margin both increased 210 basis points as a result of The Win Strategy™ 3.0, portfolio enhancements and the excellent efforts from our global team.”

Segment Results
Diversified Industrial Segment: North American first quarter sales increased 17% to $1.79 billion and operating income was $333.7 million compared with $268.8 million in the same period a year ago. International first quarter sales increased 22% to $1.38 billion and operating income was $291.2 million compared with $186.9 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales increased 3% to $592.7 million and operating income was $118.3 million compared with $86.8 million in the same period a year ago.

Parker reported the following orders for the quarter ending September 30, 2021, compared with the same quarter a year ago:
· Orders increased 26% for total Parker
· Orders increased 32% in the Diversified Industrial North America businesses
· Orders increased 25% in the Diversified Industrial International businesses
· Orders increased 16% in the Aerospace Systems Segment on a rolling 12-month average basis

Offer to Acquire Meggitt PLC
As previously announced on August 2, 2021, the company has reached an agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Meggitt PLC. The acquisition was approved by Meggitt shareholders on September 21, 2021. The transaction remains subject to satisfaction of the conditions set out in the scheme document, including regulatory clearances. Under the UK Companies Act, the Scheme of Arrangement further requires the sanction of the Court, currently expected during the third quarter of calendar year 2022. For copies of all announcements and further information, please visit the dedicated transaction microsite at www.aerospacegrowth.com.

Outlook
For the fiscal year ending June 30, 2022, the company has increased guidance for earnings per share to the range of $14.52 to $15.22, or $16.95 to $17.65 on an adjusted basis. Guidance assumes organic sales growth of approximately 7% to 10% compared with the prior year. Fiscal year 2022 guidance is adjusted on a pre-tax basis for acquisition-related expenses of $52 million and expected business realignment expenses of approximately $35 million, LORD costs to achieve of approximately $7 million and acquisition-related intangible asset amortization of approximately $320 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “Robust demand trends continue across nearly all of our end markets reinforcing our positive outlook for sales and earnings per share for this fiscal year. The transformation of our portfolio and the Win Strategy 3.0 continue to position us to deliver sustainable long-term growth and top quartile performance."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2022 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 65 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted total segment operating margin; (c) EBITDA margin; and (d) adjusted EBITDA margin. The adjusted earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Often but not always, these statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Neither Parker nor any of its respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this press release will actually occur. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from past performance or current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with such forward-looking statements related to the proposed acquisition of Meggitt include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed acquisition; the possibility of non-consummation of the proposed Acquisition; the failure to satisfy any of the conditions to the proposed acquisition (including the satisfaction of the conditions detailed in the Rule 2.7 announcement); the possibility that a governmental entity may prohibit the consummation of the proposed acquisition or may delay or refuse to grant a necessary regulatory approval in connection with the proposed acquisition, or that in order for the parties to obtain any such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition; adverse effects on Parker’s common stock because of the failure to complete the proposed acquisition; Parker’s business experiencing disruptions due to acquisition-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed acquisition will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant transaction costs related to the proposed acquisition. Readers should consider these forward-looking statements in light of risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and other periodic filings made with the SEC.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; legal and regulatory developments and changes; compliance costs associated with environmental laws and regulations; potential supply chain and labor disruptions, including as a result of labor shortages; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability; local and global political and economic conditions; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline); government actions and natural phenomena such as floods, earthquakes, hurricanes and pandemics; and success of business and operating initiatives.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands, except per share amounts)	2021	2020*
Net sales	$3,762,809	$3,230,540
Cost of sales	2,713,897	2,386,449
Selling, general and administrative expenses	407,765	369,851
Interest expense	59,350	65,958
Other expense (income), net	10,052	(4,892)
Income before income taxes	571,745	413,174
Income taxes	120,282	93,063
Net income	451,463	320,111
Less: Noncontrolling interests	306	308
Net income attributable to common shareholders	$451,157	$319,803

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.50	$2.48
Diluted earnings per share	$3.45	$2.45

Average shares outstanding during period - Basic	128,726,721	128,707,745
Average shares outstanding during period - Diluted	130,827,971	130,294,223

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended September 30,
(Amounts in dollars)	2021	2020
Cash dividends per common share	$1.03	$0.88

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
(Amounts in dollars)	2021	2020*
Earnings per diluted share	$3.45	$2.45
Adjustments:
Acquired intangible asset amortization expense	0.61	0.63
Business realignment charges	0.02	0.12
Integration costs to achieve	0.01	0.03
Acquisition-related expenses	0.40	—
Tax effect of adjustments[1]	(0.23)	(0.18)
Adjusted earnings per diluted share	$4.26	$3.05

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021		Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2021	2020*
Net sales	$3,762,809	$3,230,540

Net income	$451,463	$320,111
Income taxes	120,282	93,063
Depreciation and amortization	145,522	148,442
Interest expense	59,350	65,958
EBITDA	776,617	627,574
Adjustments:
Business realignment charges	3,014	15,701
Integration costs to achieve	1,202	3,947
Acquisition-related expenses	52,199	—
Adjusted EBITDA	$833,032	$647,222

EBITDA margin	20.6%	19.4%
Adjusted EBITDA margin	22.1%	20.0%

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021		Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2021	2020*
Net sales
Diversified Industrial:
North America	$1,793,715	$1,528,111
International	1,376,436	1,129,251
Aerospace Systems	592,658	573,178
Total net sales	$3,762,809	$3,230,540
Segment operating income
Diversified Industrial:
North America	$333,702	$268,833
International	291,176	186,901
Aerospace Systems	118,251	86,766
Total segment operating income	743,129	542,500
Corporate general and administrative expenses	49,072	36,735
Income before interest expense and other expense	694,057	505,765
Interest expense	59,350	65,958
Other expense	62,962	26,633
Income before income taxes	$571,745	$413,174

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	September 30, 2021		September 30, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$743,129	19.7%	$542,500	16.8%
Adjustments:
Acquired intangible asset amortization expense	79,771		81,703
Business realignment charges	3,014		14,523
Integration costs to achieve	1,202		3,947
Adjusted total segment operating income	$827,116	22.0%	$642,673	19.9%

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020*
Assets
Current assets:
Cash and cash equivalents	$478,582	$733,117	$742,394
Marketable securities and other investments	40,160	39,116	33,463
Trade accounts receivable, net	2,109,648	2,183,594	1,860,324
Non-trade and notes receivable	315,571	326,315	273,991
Inventories	2,264,725	2,090,642	1,943,222
Prepaid expenses and other	422,588	243,966	163,533
Total current assets	5,631,274	5,616,750	5,016,927
Property, plant and equipment, net	2,223,534	2,266,476	2,292,880
Deferred income taxes	145,972	104,251	129,751
Investments and other assets	800,211	774,239	778,591
Intangible assets, net	3,426,540	3,519,797	3,743,314
Goodwill	8,009,340	8,059,687	7,971,897
Total assets	$20,236,871	$20,341,200	$19,933,360

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$302,309	$2,824	$884,450
Accounts payable, trade	1,636,272	1,667,878	1,264,991
Accrued payrolls and other compensation	341,355	507,027	332,110
Accrued domestic and foreign taxes	279,173	236,384	196,429
Other accrued liabilities	724,134	682,390	650,243
Total current liabilities	3,283,243	3,096,503	3,328,223
Long-term debt	6,263,941	6,582,053	7,057,723
Pensions and other postretirement benefits	997,392	1,055,638	1,864,506
Deferred income taxes	568,369	553,981	449,699
Other liabilities	618,081	639,355	577,325
Shareholders' equity	8,490,781	8,398,307	6,640,599
Noncontrolling interests	15,064	15,363	15,285
Total liabilities and equity	$20,236,871	$20,341,200	$19,933,360

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2021	2020*
Cash flows from operating activities:
Net income	$451,463	$320,111
Depreciation and amortization	145,522	148,442
Share incentive plan compensation	57,666	58,461
Gain on disposal of property, plant and equipment	(30)	(498)
Loss (gain) on marketable securities	804	(340)
Gain on investments	(200)	(970)
Net change in receivables, inventories and trade payables	(137,074)	196,471
Net change in other assets and liabilities	(87,118)	4,207
Other, net	(6,674)	11,490
Net cash provided by operating activities	424,359	737,374
Cash flows from investing activities:
Capital expenditures	(48,203)	(42,117)
Proceeds from sale of property, plant and equipment	7,751	6,590
Purchases of marketable securities and other investments	(7,456)	(10,726)
Maturities and sales of marketable securities and other investments	5,312	49,107
Other	649	1,054
Net cash (used in) provided by investing activities	(41,947)	3,908
Cash flows from financing activities:
Net payments for common stock activity	(244,731)	(21,750)
Net payments for debt	(595)	(557,442)
Financing fees paid	(42,703)	—
Dividends paid	(132,921)	(113,542)
Net cash (used in) financing activities	(420,950)	(692,734)
Effect of exchange rate changes on cash	(997)	8,332
Net (decrease) increase in cash, cash equivalents and restricted cash	(39,535)	56,880
Cash, cash equivalents and restricted cash at beginning of year	733,117	685,514
Cash, cash equivalents and restricted cash at end of period	$693,582	$742,394

*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2021 Annual Report on Form 10-K.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2021	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2022
Forecasted earnings per diluted share	$14.52 to $15.22
Adjustments:
Business realignment charges	0.27
Costs to achieve	0.05
Acquisition-related intangible asset amortization expense	2.44
Acquisition-related expenses	0.40
Tax effect of adjustments[1]	(0.73)
Adjusted forecasted earnings per diluted share	$16.95 to $17.65

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.